Exhibit 10.12

STI CLOSING SHARES ESCROW AGREEMENT

THIS STI CLOSING SHARES ESCROW AGREEMENT (this “Escrow Agreement”) is made and entered into this 22 day of January, 2007, by and among Consonus Technologies, Inc., a Delaware corporation (“CTI”), Strategic Technologies, Inc. (“STI”), Irvin J. Miglietta, a resident of the State of Connecticut (the “STI Holders’ Agent”), and Wyrick Robbins Yates & Ponton LLP, a North Carolina limited liability partnership (the “Escrow Agent”).

R E C I T A L S:

A.            CTI and STI have entered into a Merger Agreement, dated as of October 18, 2006 along with Consonus Acquisition Corp., a Delaware corporation, Consonus Merger Sub, Inc., a Delaware corporation, and STI Merger Sub, Inc., a North Carolina corporation (the “Merger Agreement”). Capitalized terms used, but not defined herein have the same meaning as defined in or used in the Merger Agreement.

B.            The Merger Agreement contemplates the deposit by CTI with the Escrow Agent of the STI Closing Shares to be held pursuant to this Escrow Agreement, as set forth herein.

NOW, THEREFORE, pursuant to the covenants and benefits between the parties in the Merger Agreement and in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.             APPOINTMENT OF ESCROW AGENT. STI, the STI Holders’ Agent and CTI hereby irrevocably appoint the Escrow Agent as escrow agent to receive, hold, administer and deliver the STI Escrow Shares in accordance with this Escrow Agreement, and the Escrow Agent hereby accepts such appointment, all subject to and upon the terms and conditions set forth herein.

2.             ESTABLISHMENT OF ESCROW FUND. At the Closing of the transactions contemplated in the Merger Agreement, the Company shall transfer the STI Closing Shares to the Escrow Agent. It is the parties’ intention that, subject to the terms and conditions set forth herein, that the Escrow Agent shall dispose of the STI Closing Shares in accordance with the express provisions of this Escrow Agreement, and shall not make, be required to make or be liable in any manner for its failure to make, any determination under the Merger Agreement, or any other agreement, including, without limitation, any determination of whether CTI or STI, as applicable, has complied with the terms of the Merger Agreement or whether the Company , STI, or the STI Holders as applicable, are entitled to delivery of any or all of the STI Closing Shares.

3.             MANAGEMENT OF ESCROW FUND. All STI Closing Shares shall be issued and outstanding on the books and records of CTI and shall appear thereon as held by the Escrow Agent as nominee for the STI Holders. The STI Holders shall retain full voting power over all STI Closing Shares. Any cash dividends, dividends payable in securities or other distributions of any kind (but excluding any shares of CTI capital stock received upon a stock split or stock dividend), shall be promptly distributed by the Escrow Agent to the beneficial holder of the STI Closing Shares to which such distribution relates, by check mailed via first class mail, to the STI Holders at their addresses, and in the percentage interests set forth in the STI Payment Schedule. Any shares of CTI capital stock received by the Escrow Agent upon a stock split made in respect of any securities in the held by the Escrow Agent hereunder shall be added to the STI Closing Shares and, together, may be referred to as the “Escrow Fund”. STI shall furnish to the Escrow Agent a Form W-9, if necessary. The Escrow Agent shall have no duty or responsibility with respect to any federal or state tax filing or reporting.

4.             RELEASE OF ESCROW FUND. The Escrow Agent shall hold the Escrow Fund until the earlier to occur of the following:

(a)           The closing of the IPO, at which time the entire Escrow Fund will be delivered to the STI Holders in accordance with the STI Payment Schedule; or

(b)           Such date as the Rescission occurs, in which case the entire Escrow Fund will be delivered to CTI for cancellation in exchange for which the STI Holders will receive the STI Common Stock held by each such STI Holder immediately prior to the closing of the Mergers; or

(c)           In the event neither of the foregoing occurs by December 29, 2007, the entire Escrow Fund will be delivered to the STI Holders in accordance with the STI Payment Schedule, and no Rescission shall occur.

STI, the STI Holders’ Agent and CTI will notify the Escrow Agent in a joint written notice promptly upon the occurrence of the events described in (a) and (b) above. The Escrow Agent will deliver the Escrow Fund in the manner described above within ten (10) business days following receipt of such written notice or, in the case of (c) above, within ten (10) business days following December 29, 2007.

5.             ESCROW AGENT

(a)           Escrow Agent will perform its obligations hereunder fairly and impartially according to the intent of the parties as herein expressed, provided however that Escrow Agent is to be considered as a depository only, shall not be deemed to be a party to any document other than this Escrow Agreement, and shall not be responsible or liable in any manner whatsoever for the sufficiency or manner of execution, or validity or any written instructions, certificates or any other documents received by it, nor as to the identity, authority, or rights or any persons executing the same. Escrow Agent shall be entitled to rely at all times on instructions given by STI, the STI Holders’ Agent and CTI, as the case may be and as required hereunder, without any necessity or verifying the authority thereof. STI, the STI Holders’ Agent and CTI acknowledge that Escrow Agent is counsel for STI and waive any potential conflict of interest in connection therewith. Notwithstanding the foregoing, in the event of a dispute hereunder between STI and CTI (or its successors or assigns), in Escrow Agent’s discretion, Escrow Agent shall have the right, exercisable in its sole discretion, to be discharged by tendering the Escrow Fund and any related funds held by Escrow Agent unto the registry or custody of any court of competent jurisdiction, together with any such legal pleadings as it deems appropriate. Escrow Agent shall have the right to continue as counsel for STI notwithstanding any action taken by Escrow Agent in accordance with this Agreement.

(b)           Escrow Agent shall not at any time be held liable for actions taken or omitted to be taken in good faith and without gross negligence. STI and CTI agree to save and hold Escrow Agent harmless from any loss and from any claims or demands arising out of its actions hereunder and hereby agree to indemnify Escrow Agent from any claims or demands for losses arising out of its activities hereunder.

(c)           It is further understood by STI and CTI that if, as the result of any disagreement between them or adverse demands and claims being made by any of them upon Escrow Agent, such parties agree that they, jointly and severally, are and shall be liable to Escrow Agent and shall reimburse Escrow Agent for its reasonable costs, expenses and counsel fees it shall incur or be compelled to pay by reason of such litigation. STI agrees that it shall be responsible to advance all amounts due Escrow Agent for its services as set forth in this Agreement, provided that any such advance by STI as the result of any dispute or litigation between STI and CTI shall be without prejudice to its right to recover such amount as damages from CTI.

(d)           In taking or omitting to take any action whatsoever hereunder, Escrow Agent shall be protected in relying upon any notice, paper, or other document believed by it to be genuine, or upon evidence deemed by it to be sufficient, and in no event shall Escrow Agent be liable hereunder for any act performed or omitted to be performed by it hereunder in the absence of gross negligence or bad faith. Escrow Agent may consult with counsel in connection with its duties hereunder and shall be fully protected in any act taken, suffered or permitted by it in good faith and without gross negligence in accordance with the advice of such counsel.

6.             NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (i) on the date of delivery, if delivered personally (ii) on the date of confirmation of receipt, if delivered by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or (iii) on the date of confirmation of receipt, if sent via facsimile to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to CTI:

Consonus Technologies, Inc.

180 East 100 South

Salt Lake City, Utah 84111

Attention: Nana Baffour

Facsimile No.: (801) 617-2980

Telephone No.:           (801) 617-2998

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

3290 Northside Parkway, Suite 400

Atlanta, Georgia  30327

Attention:  Theodore I. Blum, Esq.

Telecopy No.: (678) 553-2621

Telephone No.: (678) 553-2620

If to STI to:

Strategic Technologies, Inc.

301 Gregson Drive

Cary, North Carolina 27511

Attention: Mike Shook

Facsimile No.: (919) 379-8000

Telephone No.: (919) 379-8100

with a copy (which shall not constitute notice) to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Attention: Lisa D. Inman

Facsimile No.: (919) 781-4865

Telephone No.: (919) 781-4000

If to the Escrow Agent:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, North Carolina 27607

Attention: Lisa D. Inman

Facsimile No.: (919) 781-4865

Telephone No.: (919) 781-4000

Such notice addresses may be changed upon written notice.

7.             CONFLICT. In the event any provision(s) of this Escrow Agreement conflict with any provision(s) in the Merger Agreement, the provisions of this Escrow Agreement will prevail.

8.             SEVERABILITY. Any provision of this Escrow Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. It is expressly understood, however, that the parties hereto intend each and every provision of this Escrow Agreement to be valid and enforceable and hereby knowingly waive all rights to object to any provision of this Escrow Agreement.

9.             ASSIGNMENT. This Escrow Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, and shall not be enforceable by or inure to the benefit of any third party. No party may assign any of its rights or obligations under this Escrow Agreement without the written consent of the other parties.

10.          AMENDMENTS. This Escrow Agreement may only be modified or terminated by a writing signed by the parties hereto, and no waiver hereunder shall be effective unless in a writing signed by the party to be charged.

11.          COUNTERPARTS. This Escrow Agreement may be executed and delivered in counterpart signature pages executed and delivered via facsimile transmission, and any such counterpart executed and delivered via facsimile transmission shall be deemed an original for all intents and purposes.

12. GOVERNING LAW. This Escrow Agreement shall be construed and interpreted according to the laws of the State of North Carolina without regard to the conflict of law principles thereof.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the day and year first above written.

CONSONUS TECHNOLOGIES, INC.

By:	/s/Michael G. Shook
Michael G. Shook, Chief Executive Officer

STRATEGIC TECHNOLOGIES, INC.

By:	/s/Michael G. Shook
Michael G. Shook, President

STI HOLDERS’ AGENT:

/s/Irvin J. Miglietta
Irvin J. Miglietta

ESCROW AGENT:

Wyrick Robbins Yates & Ponton LLP

By:	/s/Lisa D. Inman
Name:	/s/Lisa D. Inman
Title: Partner

SIGNATURE PAGE TO STI CLOSING SHARES ESCROW AGREEMENT

FIRST AMENDMENT TO

STI CLOSING SHARES ESCROW AGREEMENT

THIS FIRST AMENDMENT TO STI CLOSING SHARES ESCROW AGREEMENT (this “Amendment”) is made and entered into as of the 2nd day of January 2008 by and among (i) Consonus Technologies, Inc., a Delaware corporation, (ii) Strategic Technologies, Inc., a North Carolina corporation (“STI”), (iii) Irvin J. Miglietta, a resident of the State of Connecticut (“STI Holders’ Agent”), and (iv) Wyrick Robbins Yates & Ponton LLP, a North Carolina limited liability partnership (“Escrow Agent”) (collectively, the “Parties”).

RECITALS

A.            The Parties hereto are parties to that certain STI Closing Shares Escrow Agreement dated as of January 22, 2007 (the “Escrow Agreement”).

B.            The Parties desire to amend the Escrow Agreement to extend the period for release of the Escrow Fund to provide for more appropriate timing given the status of the IPO, as and to the extent set forth herein.

AGREEMENTS

NOW, THEREFORE, in consideration of the recitals, the mutual covenants and agreements set forth herein and in the Escrow Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Section 4 of the Escrow Agreement is hereby amended by deleting references to “December 29, 2007” and replacing them with reference to “June 30, 2008”.  The Parties acknowledge that no Rescission shall occur.

2.             Except as specifically amended or modified by this Amendment, the terms and conditions of the Escrow Agreement shall remain unimpaired, unaffected and unchanged in every particular as set forth therein.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Escrow Agreement.

3.             This Amendment may be executed in several counterparts and delivered by facsimile or email transmission, each of which shall be deemed an original, but which counterparts shall together constitute one and the same Amendment.

[THE NEXT PAGE IS THE SIGNATURE PAGE.]

IN WITNESS WHEREOF, the Parties have executed this First Amendment to STI Closing Shares Escrow Agreement as of the date first set forth above.

Consonus Technologies, Inc.

By:	/s/ Michael G. Shook
Michael G. Shook, CEO

Strategic Technologies, Inc.

By:	/s/ Michael G. Shook
Michael G. Shook, CEO

STI Holders’ Agent:

By:	/s/ Irvin J. Miglietta
Irvin J. Miglietta

Wyrick Robbins Yates & Ponton LLP

By:	/s/ Lisa D. Inman
Lisa D. Inman, Partner